Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 7, 2020 by and among Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and the Investors identified on Exhibit A attached hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A.
The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the 1933 Act (as defined below), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the SEC (as defined below) under the 1933 Act;

B.
The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and subject to the conditions stated in this Agreement, an aggregate of 3,200,000 American Depositary Shares (the “ADSs”), each representing five ordinary shares, nominal value £0.06 per shares (the “Ordinary Shares”), of the Company (such ADSs to be sold and purchased hereunder, the “Purchased ADSs”; unless the context otherwise requires, each reference to the Purchased ADSs herein also includes the Ordinary Shares underlying the ADSs (the “Underlying Shares”));

C.
The Underlying Shares are to be deposited pursuant to an amended and restated deposit agreement (the “Deposit Agreement”), dated as of July 8, 2020, as subsequently amended, among the Company, Citibank, N.A., as depositary (the “Depositary”), and holders and beneficial holders from time to time of the American Depositary Receipts (the “ADRs”) issued by the Depositary and evidencing the ADSs, and the Depositary shall deliver the Purchased ADSs to the Investors. Each ADS will initially represent five Ordinary Shares deposited pursuant to the Deposit Agreement; and

D.
Contemporaneously with the sale of the Purchased ADSs, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Purchased ADSs under the 1933 Act and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Action” has the meaning set forth in Section 4.20.

“ADR” has the meaning set forth in the recitals to this Agreement.

“ADS” has the meaning set forth in the recitals to this Agreement.

“Aegerion” means Aegerion Pharmaceuticals, Inc., a Delaware corporation, a wholly owned Subsidiary of the Company.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with such Person.

“Agreements and Instruments” has the meaning set forth in Section 4.11.

“Applicable Laws” has the meaning set forth in Section 4.19.

“Authorizations” has the meaning set forth in Section 4.19.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the 1933 Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company IT Assets” has the meaning set forth in Section 4.31.

“Company Patent Rights” has the meaning set forth in Section 4.18.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company.

“Deposit Agreement” has the meaning set forth in the recitals to this Agreement.

“Depositary” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 4.

“Disqualification Event” has the meaning set forth in Section 4.32.

“Effective Date” has the meaning set forth in Section 7.4(b).

“EMA” has the meaning set forth in Section 4.13.

“Engagement Letter” has the meaning set forth in Section 9.14(a).

“FCPA” has the meaning set forth in Section 4.27.

“FDA” has the meaning set forth in Section 4.13.

“GAAP” has the meaning set forth in Section 4.3.

“Governmental Entity” has the meaning set forth in Section 4.11.

“Governmental Licenses” has the meaning set forth in Section 4.15.

“Health Care Laws” has the meaning set forth in Section 4.20.

“HIPAA” has the meaning set forth in Section 4.20.

“IFRS” has the meaning set forth in Section 4.2.

“In-licensed Patent Rights” has the meaning set forth in Section 4.18.

“Intellectual Property” has the meaning set forth in Section 4.17.

“Investor Questionnaire” has the meaning set forth in Section 5.8.

“Lock-Up Agreement” has the meaning set forth in Section 6.1(k).

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” has the meaning set forth in Section 4.4.

“Money Laundering Laws” has the meaning set forth in Section 4.28.

“Nasdaq” means the Nasdaq Global Select Market.

“Ordinary Share” has the meaning set forth in the recitals to this Agreement.

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Placement Agents” means SVB Leerink LLC, Cantor Fitzgerald & Co. and Canaccord Genuity LLC.

“Press Releases” has the meaning set forth in Section 9.7.

“Principal Trading Market” means the Trading Market on which the ADSs are primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be Nasdaq.

“Purchased ADSs” has the meaning set forth in the recitals to this Agreement.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement” means the Company’s registration statement on Form F-1 (No. 333-239395), in the form that it was declared effective by the SEC on July 8, 2020, including the related prospectus, exhibits and any schedules thereto.

“Regulation D” has the meaning set forth in the recitals to this Agreement.

“Repayment Event” has the meaning set forth in Section 4.11.

“Required Investors” has the meaning set forth in the Registration Rights Agreement.

“Sanctions” has the meaning set forth in Section 4.29.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.1.

“Sensitive Company Data” has the meaning set forth in Section 4.31.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable Ordinary Shares).

“Significant Subsidiary” has the meaning set forth in Section 4.17.

“Subject Person” has the meaning set forth in Section 4.29.

“Subsidiaries” means the subsidiaries of the Company as of the date hereof, including Aegerion.

“Trading Day” means (i) a day on which the ADSs are listed or quoted and traded on their Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the ADSs are not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the ADSs are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the ADSs are not quoted on any Trading Market, a day on which the ADSs are quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the ADSs are not listed or quoted as set forth in (i), (ii) or (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, Nasdaq, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the ADSs are listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement and the Registration Rights Agreement.

“Underlying Shares” has the meaning set forth in the recitals to this Agreement.

“USPTO” has the meaning set forth in Section 4.17.

2.
Purchase and Sale of the ADSs. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company will issue and sell, and the Investors will purchase, severally and not jointly, the number of Purchased ADSs set forth opposite the name of such Investor under the heading “Number of ADSs to be Purchased” on Exhibit A attached hereto. The purchase price per Purchased ADS shall be $12.50.

3.
Closing.

3.1
Upon the satisfaction of the conditions set forth in Section 6, the completion of the purchase and sale of the Purchased ADSs (the “Closing”) shall occur remotely via exchange of documents and signatures at a time (the “Closing Date”) to be agreed to by the Company and the Investors but (a) in no event earlier than the second Business Day after the date hereof and (b) in no event later than the fifth Trading Day after the date hereof, and of which the Investors will be notified in advance by the Placement Agents.

3.2
On the Closing Date, each Investor shall deliver or cause to be delivered to the Company, via wire transfer of immediately available funds pursuant to the wire instructions delivered to such Investor by the Company on or prior to the Closing Date, an amount equal to the purchase price to be paid by the Investor for the Purchased ADSs to be acquired by it as set forth opposite the name of such Investor under the heading “Aggregate Purchase Price of ADSs” on Exhibit A attached hereto.

3.3
At or before the Closing, the Company shall deliver or cause to be delivered to each Investor a number of Purchased ADSs, registered in the name of the Investor (or its nominee in accordance with its delivery instructions), equal to the number of Purchased ADSs set forth opposite the name of such Investor under the heading “Number of ADSs to be Purchased” on Exhibit A attached hereto. The Purchased ADSs shall be delivered via a book-entry record through the Company’s transfer agent. Unless the Company and an Investor otherwise mutually agree with respect to such Investor’s Purchased ADSs, at Closing settlement shall occur on a “delivery versus payment” basis.

4.
Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that, except (a) as described in the Company’s SEC Filings (as defined below) and (b) as set forth on the disclosure schedule delivered herewith (which is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Section 4) (the “Disclosure Schedule”), each of which qualify these representations and warranties in their entirety:

4.1
SEC Filings. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the 1933 Act and the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, since the initial filing of the Registration Statement (collectively, including the Registration Statement, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC thereunder.

4.2
Company Financial Statements; Non-IFRS Financial Measures. The financial statements of the Company included in the SEC Filings, together with the related schedules and notes, comply as to form in all material respects with Regulation S-X under the 1933 Act and present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods specified; said financial statements have been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly, in all material respects and in accordance with IFRS, the information required to be stated therein. All disclosures contained in the SEC Filings regarding “non-IFRS financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the 1934 Act, and Item 10 of Regulation S-K, to the extent applicable. The selected financial data and the summary financial information of the Company included in the SEC Filings present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. The pro forma financial statements and the related notes thereto included in the SEC Filings present fairly the information shown therein, have been prepared in accordance with the SEC’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the SEC Filings under the 1933 Act.

4.3
Aegerion Financial Statements; Non-GAAP Financial Measures. The financial statements of Aegerion included in the SEC Filings, together with the related schedules and notes, comply as to form in all material respects with Regulation S-X under the 1933 Act and present fairly, in all material respects, the financial position of Aegerion and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of Aegerion and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly, in all material respects, in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information of Aegerion included in the SEC Filings present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein.

4.4
No Material Adverse Change in Business. Except as otherwise stated therein, since the respective dates as of which information is given in the SEC Filings, (a) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (b) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, (c) there have been no material liabilities or obligations, direct or contingent, entered into by the Company or any of its Subsidiaries and (d) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

4.5
Good Standing of the Company. The Company has been duly organized and is validly existing as a public limited company in good standing under the laws of the England and Wales and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings and to enter into and perform its obligations under the Transaction Documents; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

4.6
Good Standing of the Company’s Subsidiaries. Each Subsidiary has been duly incorporated or organized and is validly existing in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed in the SEC Filings, all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non assessable (to the extent such concept is applicable) and is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only Subsidiaries of the Company are the entities listed on Exhibit 21.1 to the Registration Statement.

4.7
Capitalization. The outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non assessable. None of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

4.8
Transaction Documents. Each of the Transaction Documents has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery by the each of the parties thereto (other than the Company), constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.9
Authorization and Description of Purchased ADSs. The Purchased ADSs to be purchased by the Investors from the Company and the Underlying Shares have been duly authorized by the Company for issuance and sale to the Investors pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement and the Deposit Agreement against payment of the consideration set forth herein (assuming due authorization, execution and delivery by the Depositary), will be validly issued and fully paid and non assessable; and the issuance and sale of the Purchased ADSs and the Underlying Shares is not subject to the preemptive or other similar rights of any securityholder of the Company that have not been duly excluded, waived or satisfied with respect to the offering of the Purchased ADSs in accordance with their terms and all applicable laws. The Purchased ADSs and the Underlying Shares conform in all material respects to all statements relating thereto contained in the SEC Filings and such descriptions conform in all material respects to the rights set forth in the instruments defining the same. No holder of Purchased ADSs or Underlying Shares will be subject to personal liability by reason of being such a holder. The Ordinary Shares may be freely deposited by the Company with the Depositary or its nominee against issuance of ADRs evidencing the ADSs, as contemplated by the Deposit Agreement. Upon the sale and delivery of the Purchased ADSs, and payment therefor, the Investors will acquire good, marketable and valid title to such Purchased ADSs, free and clear of all pledges, liens, security interests, charges, claims or encumbrances. The issuance and sale of the Purchased ADSs by the Company and the deposit of the Underlying Shares with the Depositary and the issuance of the ADRs evidencing the ADSs as contemplated by this Agreement and the Deposit Agreement will neither (a) cause any holder of any Ordinary Shares or ADSs, or Ordinary Share Equivalents or any other securities of the Company to have any right to acquire any shares of preferred stock of the Company nor (b) trigger any anti-dilution rights of any such holder with respect to such Ordinary Shares, ADSs, Ordinary Share Equivalents or other securities of the Company.

4.10
Authorization of Deposit Agreement. The Deposit Agreement has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery by the Depositary, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; upon due issuance by the Depositary of the ADRs evidencing the ADSs against the deposit of the Underlying Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADSs and ADRs will be duly and validly issued, and the persons in whose names the ADSs and ADRs are registered will be entitled to the rights specified therein, respectively, and in the Deposit Agreement; and the Deposit Agreement and the ADRs conform in all material respects to the descriptions thereof contained in the SEC Filings.

4.11
Absence of Violations, Defaults and Conflicts. Neither the Company nor any Subsidiary is (a) in violation of its Articles of Association, charter, bylaws or similar organizational document, (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any Subsidiary is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (c) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein or therein (including the issuance and sale of the Purchased ADSs and the deposit with the Depositary of the Underlying Shares represented by the ADSs) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or its Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar organizational document of the Company or its Subsidiaries or any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or its Subsidiaries.

4.12
Absence of Labor Dispute. No labor dispute with the employees of the Company or its Subsidiaries exists or, to the Company’s knowledge, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

4.13
Absence of Proceedings. Except as disclosed in the SEC Filings, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity (including, without limitation, any action, suit proceeding, inquiry or investigation before or brought by the U.S. Food and Drug Administration (the “FDA”) or the European Medicines Agency (the “EMA”)) now pending or, to the Company’s knowledge, threatened, against or affecting the Company or its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any such Subsidiary is a party or of which any of their respective properties or assets is the subject which are not described in the SEC Filings, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

4.14
Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Purchased ADSs or the issuance and deposit with the Depositary of the Underlying Shares hereunder or the consummation of the transactions contemplated by the Transaction Documents, except such as have been already obtained.

4.15
Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them (including, without limitation, all such permits, licenses, approvals, consents and other authorizations required by the FDA, the EMA, or any other federal, state, local or foreign agencies or bodies engaged in the regulation of clinical or preclinical studies, pharmaceuticals, biologics, biohazardous substances or activities related to the business now operated by the Company and its Subsidiaries), except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has fulfilled and performed all of its material obligations with respect to the Governmental Licenses and, to the Company’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Company as a holder of any permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

4.16
Title to Property. The Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the SEC Filings or (b) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or its Subsidiaries; and (x) all of the leases and subleases under which the Company or its Subsidiaries holds properties described in the SEC Filings are in full force and effect, and (y) neither the Company nor any such Subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, except, in the case of clauses (x) and (y), as could not be reasonably expected to have a Material Adverse Effect.

4.17
Title to Intellectual Property. Except as described in the SEC Filings, the Company and each Subsidiary which is a significant subsidiary meeting the requirement of Rule 1-02 of Regulation S-X (each, a “Significant Subsidiary”) own or have valid, binding and enforceable licenses or other rights under the patents, patent applications, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property necessary for, or used in the conduct, or the proposed conduct, of the business of the Company in the manner described in the SEC Filings (collectively, the “Intellectual Property”); the patents, trademarks, and copyrights, if any, included within the Intellectual Property are valid, enforceable, and subsisting; other than as disclosed in the SEC Filings, (a) neither the Company nor any of its Significant Subsidiaries is obligated to pay a material royalty, grant a license to, or provide other material consideration to any third party in connection with the Intellectual Property, (b) neither the Company nor any of its Significant Subsidiaries has received any notice of any claim of infringement, misappropriation or conflict with any asserted rights of others with respect to any of the Company’s drug candidates, services, processes or Intellectual Property, (c) to the Company’s knowledge, neither the sale nor use of any of the discoveries, inventions, drug candidates, services or processes of the Company referred to in the SEC Filings do or will, to the Company’s knowledge, infringe, misappropriate or violate any right or valid patent claim of any third party, (d) none of the technology employed by the Company or any of its Significant Subsidiaries has been obtained or is being used by the Company or its Significant Subsidiaries in material violation of any contractual obligation binding on the Company or any of its Significant Subsidiaries or, to the Company’s Knowledge, upon any of their respective officers, directors or employees or otherwise in violation of the rights of any persons, (e) to the Company’s knowledge, no third party has any ownership right in or to any Intellectual Property that is owned by the Company or any of its Significant Subsidiaries, other than any co-owner of any patent constituting Intellectual Property who is listed on the records of the U.S. Patent and Trademark Office (the “USPTO”) and any co-owner of any patent application constituting Intellectual Property who is named in such patent application, and, to the Company’s knowledge, no third party has any ownership right in or to any Intellectual Property in any field of use that is exclusively licensed to the Company or any of its Significant Subsidiaries, other than any licensor to the Company or any of its Significant Subsidiaries of such Intellectual Property, (f) to the Company’s Knowledge, there is no material infringement by third parties of any Intellectual Property, (g) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or any of its Significant Subsidiaries’ rights in or to any Intellectual Property, and (h) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property. The Company and each of its Significant Subsidiaries is in compliance with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or its Significant Subsidiaries, as the case may be, and all such agreements are in full force and effect.

4.18
Patents and Patent Applications. Except as could not be reasonably expected to have a Material Adverse Effect, all patents and patent applications owned by or licensed to the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has rights have, to the Company’s knowledge, been duly and properly filed and maintained; to the Company’s knowledge, the parties prosecuting such patent applications have complied with their duty of candor and disclosure to the USPTO in connection with such applications; and the Company is not aware of any facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any patents that have issued with respect to such applications. To the Company’s Knowledge, all patents and patent applications owned by the Company or any of its Subsidiaries and filed with the USPTO or any foreign or international patent authority (the “Company Patent Rights”) and all patents and patent applications in-licensed by the Company or any of its Subsidiaries and filed with the USPTO or any foreign or international patent authority (the “In-licensed Patent Rights”) have been duly and properly filed; the Company believes it and each of its Subsidiaries has complied with its duty of candor and disclosure to the USPTO for the Company Patent Rights and, to the Company’s Knowledge, the licensors of the In-licensed Patent Rights have complied with their duty of candor and disclosure to the USPTO for the In-licensed Patent Rights.

4.19
Compliance with Regulatory Laws. Except as described in the SEC Filings, the Company: (a) is and at all times has been in material compliance with all statutes, rules or regulations of the FDA, the European Commission and other comparable Governmental Entities applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company (“Applicable Laws”), to the extent such activities are undertaken by the Company; (b) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA, the EMA or any Governmental Entity alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”) or requiring the termination of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company; (c) possesses all material Authorizations, and such Authorizations are valid and in full force and effect and the Company is not in material violation of any term of any such Authorizations; (d) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA, the EMA or any Governmental Entity or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA, the EMA or any Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (e) has not received notice that the FDA, the EMA or any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA, the EMA or any Governmental Entity is considering such action; and (f) the Company has not failed to file, obtain, maintain or submit all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations. All such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

4.20
Compliance with Health Care Laws. The Company has operated and currently is in compliance with all applicable health care laws, rules and regulations (except where such failure to operate or non-compliance would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), including, without limitation, (a) the Federal, Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (b) all applicable federal, state, local and all applicable foreign healthcare related fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), and the exclusion laws (42 U.S.C. § 1320a-7); (c) HIPAA, as amended by the Health Information Technology for Economic Clinical Health Act (42 U.S.C. § 17921 et seq.); (d) for the European Union Member States the EU Clinical Trials Directive 2001/20/EC and its respective national implementations, and upon its coming into force, the EU Clinical Trials Regulation (EU) No. 536/2014; (e) the regulations promulgated pursuant to such laws; and (f) any other similar applicable local, state, federal, or foreign laws (collectively, the “Health Care Laws”). Neither the Company, nor to the Company’s Knowledge, any of its officers, directors, employees or agents have engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal healthcare program. The Company has not received written notice or other correspondence of any claim, action, suit, audit, survey, proceeding, hearing, enforcement, investigation, arbitration or other action (“Action”) from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Health Care Laws, and, to the Company’s Knowledge, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened. Except as described in the SEC Filings regarding Aegerion, the Company is not a party to and does not have any material ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental or regulatory authority. Additionally, neither the Company, nor to the Company’s Knowledge, any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Company’s knowledge, is subject to a material governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

4.21
Accounting Controls. The Company and its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15 and 15d-15 under the rules and regulations of the SEC under the 1934 Act) and a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the SEC Filings, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

4.22
Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities.

4.23
Tests and Preclinical and Clinical Trials. The descriptions of the results of the studies, tests and preclinical and clinical trials conducted by or, to the Company’s Knowledge, on behalf of the Company, contained in the SEC Filings are, to the Company’s Knowledge, accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; and except to the extent disclosed in the SEC Filings, the Company is not aware of any studies, tests or trials, the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the SEC Filings when viewed in the context in which such results are described and the clinical state of development.

4.24
Payment of Taxes. Except where the failure to so file or pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tax returns of the Company and its Subsidiaries required by applicable United States, foreign, state, local or other law to be filed have been timely and duly filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been timely and duly paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided in conformity with IFRS or GAAP, as applicable. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

4.25
Insurance. The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as the Company and its Subsidiaries reasonably believe are adequate for the conduct of their businesses and is customary for companies engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or its Subsidiaries will not be able (a) to renew its existing insurance coverage as and when such policies expire or (b) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

4.26
Investment Company Act. The Company is not required, and upon the issuance and sale of the Purchased ADSs and the deposit with the Depositary of the Underlying Shares as herein contemplated and the application of the net proceeds therefrom will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

4.27
Foreign Corrupt Practices Act. None of the Company, its Subsidiaries or, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Company or its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company has and, to the Company’s knowledge, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.28
Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

4.29
OFAC. None of the Company, its Subsidiaries or, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or representative of the Company or its Subsidiaries is an individual or entity (“Subject Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Purchased ADSs, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partners or other Subject Person, to fund any activities of or business with any Subject Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Subject Person (including any Subject Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

4.30
Statistical and Market-Related Data. Any statistical and market-related data included in the SEC Filings are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate in all material respects and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

4.31
Privacy and Data Protection. The Company and its Subsidiaries have operated their business in a manner compliant in all material respects with all United States federal, state, local and non-United States privacy (including, but not limited to, the European General Data Protection Regulation (EU) 2016/679 and the related national data protection laws of the European Union Member States and the United Kingdom), data security and data protection laws and regulations applicable to the Company’s collection, use, transfer, protection, disposal, disclosure, handling, storage and analysis of personal data. The Company and its Subsidiaries have been and are in compliance in all material respects with internal policies and procedures designed to ensure the integrity and security of the data collected, handled or stored in connection with its business; the Company and its Subsidiaries have been and are in compliance in all material respects with internal policies and procedures designed to ensure compliance with the Health Care Laws that govern privacy and data security and take, and have taken reasonably appropriate steps designed to assure compliance with such policies and procedures. The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of its personally identifiable information, protected health information, consumer information and other confidential information of the Company, its Subsidiaries and any third parties in its possession (“Sensitive Company Data”). The tangible or digital information technology systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines, technical data and hardware), software and telecommunications systems used or held for use by the Company and its Subsidiaries (the “Company IT Assets”) are adequate and operational for, in accordance with their documentation and functional specifications, the business of the Company and its Subsidiaries as now operated and as currently proposed to be conducted as described in the SEC Filings except as would not result in a Material Adverse Effect. The Company and its Subsidiaries have used reasonable efforts to establish, and have established, commercially reasonable disaster recovery and security plans, procedures and facilities for the business consistent with industry standards and practices in all material respects, including, without limitation, for the Company IT Assets and data held or used by or for the Company and its Subsidiaries. Except, in each case, as would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect, to the Company’s Knowledge, the Company and its Subsidiaries have not suffered or incurred any security breaches, compromises or incidents with respect to any Company IT Asset or Sensitive Company Data; to the Company’s knowledge, there has been no unauthorized or illegal use of or access to any Company IT Asset or Sensitive Company Data by any unauthorized third party; and the Company and its Subsidiaries have not been required to notify any individual of any information security breach, compromise or incident involving Sensitive Company Data.

4.32
No Bad Actors. Except as set forth on Exhibit E hereto, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except (a) for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable and (b) no such representation is made with respect to the Placement Agents, or any of their respective general partners, managing members, directors, executive officers or other officers.

4.33
Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the ADSs on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any reasonable basis for, the delisting of the ADSs from Nasdaq.

4.34
Brokers and Finders. Other than the Placement Agents, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. No Investor shall have any obligation with respect to any fees, or with respect to any claims made by or on behalf of other Persons for fees, in each case of the type contemplated by this Section 4.34 that may be due in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

4.35
No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Purchased ADSs.

4.36
No Integrated Offering. Neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and Regulation D for the exemption from registration for the transactions contemplated hereby or would require registration of the Purchased ADSs under the 1933 Act.

4.37
Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 5, the offer and sale of the Purchased ADSs to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act. The issuance and sale of the Purchased ADSs does not contravene the rules and regulations of Nasdaq.

4.38
Disclosures. Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or would reasonably be expected to constitute material nonpublic information concerning the Company or its Subsidiaries, other than (a) with respect to the transactions contemplated hereby, which will be disclosed in the Press Releases and (b) as set forth on the Disclosure Schedule. The SEC Filings do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.39
Manipulation of Price. The Company has not taken, and, to the Company’s Knowledge, no Person acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased ADSs.

5.
Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1
Organization and Existence. Such Investor is a duly incorporated or organized and validly existing corporation, limited partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations hereunder and thereunder, and to invest in the Purchased ADSs pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization.

5.2
Authorization. The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and general principles of equity.

5.3
Purchase Entirely for Own Account. The Purchased ADSs to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Purchased ADSs in compliance with applicable federal and state securities laws. The Purchased ADSs are being purchased by such Investor in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Purchased ADSs for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4
Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased ADSs and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5
Disclosure of Information. Such Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Purchased ADSs, and has conducted and completed its own independent due diligence. Such Investor acknowledges that copies of the SEC Filings are available on the Electronic Data Gathering, Analysis, and Retrieval system. Based on the information such Investor has deemed appropriate, and without reliance upon the Placement Agents, it has independently made its own analysis and decision to enter into the Transaction Documents. Such Investor is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the Transaction Documents, the Purchased ADSs and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Such Investor has not relied on any information or advice furnished by or on behalf of the Placement Agents in connection with the transactions contemplated hereby. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6
Restricted Securities. Such Investor understands that the Purchased ADSs are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7
Legends. It is understood that, except as provided below, certificates or book-entry records evidencing the Purchased ADSs may bear the following or any similar legend:

(a)
“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended, or (iv) the securities are transferred without consideration to an affiliate of such holder or a custodial nominee (which for the avoidance of doubt shall require neither consent nor the delivery of an opinion).”

(b)
If required by the authorities of any state in connection with the issuance of sale of the Purchased ADSs, the legend required by such state authority.

5.8
Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D. Such Investor has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete. Such investor is a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Purchased ADSs. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Purchased ADSs and participation in the transactions contemplated by the Transaction Documents (a) are fully consistent with its financial needs, objectives and condition, (b) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (c) have been duly authorized and approved by all necessary action, (d) do not and will not violate or constitute a default under such Investor’s charter, bylaws or other constituent document or under any law, rule, regulation, agreement or other obligation by which such Investor is bound and (e) are a fit, proper and suitable investment for such Investor, notwithstanding the substantial risks inherent in investing in or holding the Purchased ADSs.

5.9
Placement Agents. Such Investor hereby acknowledges and agrees that (a) the Placement Agents are acting solely as placement agents in connection with the execution, delivery and performance of the Transaction Documents, are not acting as underwriters or in any other capacity and are not and shall not be construed as fiduciaries for such Investor, the Company or any other person or entity in connection with the execution, delivery and performance of the Transaction Documents, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character, and have not provided any advice or recommendation in connection with the execution, delivery and performance of the Transaction Documents, (c) the Placement Agents will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the execution, delivery and performance of the Transaction Documents, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, and (d) the Placement Agents will not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to such Investor, or to any person claiming through it, in respect of the execution, delivery and performance of the Transaction Documents.

5.10
No General Solicitation. Such Investor did not learn of the investment in the Purchased ADSs as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications.

5.11
Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.12
Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company, the Placement Agents or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Purchased ADSs covered by this Agreement. Other than to other Persons party to this Agreement and other than to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

5.13
No Government Recommendation or Approval. Such Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Purchased ADSs.

5.14
No Intent to Effect a Change of Control. Such Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

5.15
Residency. Such Investor’s office in which its investment decision with respect to the Purchased ADSs was made is located at the address immediately below such Investor’s name on its signature page hereto.

5.16
No Conflicts. The execution, delivery and performance by such Investor of the Transaction Documents and the consummation by such Investor of the transactions contemplated hereby and thereby will not (a) result in a violation of the organizational documents of such Investor or (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Investor is a party, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Investor, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

6.
Conditions to Closing.

6.1
Conditions to the Investors’ Obligations. The obligation of each Investor to purchase Purchased ADSs at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a)
The representations and warranties made by the Company in Section 4 shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)
The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Purchased ADSs and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)
The Company shall have executed and delivered the Registration Rights Agreement.

(d)
The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Purchased ADSs.

(e)
No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f)
The Company shall have delivered a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (d), (e) and (j) of this Section 6.1.

(g)
The Company shall have delivered a certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, the other Transaction Documents and the issuance of the Purchased ADSs, certifying the current versions of the Articles of Association of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(h)
The Investors shall have received an opinion from Gibson, Dunn & Crutcher LLP, the Company’s counsel, dated as of the Closing Date, in form and substance reasonably acceptable to the Investors and addressing such legal matters as the Investors may reasonably request.

(i)
There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(j)
No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the ADSs.

(k)
A Lock-Up Agreement, in a form satisfactory to all parties (the “Lock-Up Agreement”) executed by each executive officer and director of the Company, and each such Lock-Up Agreement shall be in full force and effect on the Closing Date. The Lock-Up Agreement shall provide for a lock up period extending until the date ninety (90) days after the Closing Date.

6.2
Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Purchased ADSs at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)
The representations and warranties made by the Investors in Section 5 shall be true and correct as of the date hereof, and shall be true and correct as of the Closing Date with the same force and effect as if they had been made on and as of such date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)
The Investors shall have executed and delivered the Registration Rights Agreement and each Investor Questionnaire.

(c)
Any Investor purchasing Purchased ADSs at the Closing shall have paid in full its purchase price to the Company.

6.3
Termination of Obligations to Effect Closing; Effects.

(a)
The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i)
Upon the mutual written consent of the Company and Investors that agreed to purchase a majority of the Purchased ADSs to be issued and sold pursuant to this Agreement;

(ii)
By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)
By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv)
By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to the fifth Trading Day following the date of this Agreement;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)
In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7.
Covenants and Agreements of the Company.

7.1
No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.2
Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its ADSs on Nasdaq and, in accordance therewith, will use commercially reasonable efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.3
Termination of Covenants. The provisions of Sections 7.1 and 7.2 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.4
Removal of Legends.

(a)
In connection with any sale, assignment, transfer or other disposition of the Purchased ADSs by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable ADSs and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall request the Depositary to remove any restrictive legends related to the book entry account holding such Purchased ADSs and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) Trading Days of any such request therefor from such Investor, provided that the Company has timely received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith.

(b)
Subject to receipt from the Investor by the Company and the Depositary of customary representations and other documentation reasonably acceptable to the Company and the Depositary in connection therewith, upon the earliest of such time as the Purchased ADSs (i) have been sold or transferred pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision (such earliest date, the “Effective Date”), the Company shall, in accordance with the provisions of this Section 7.4(b) and within two (2) Trading Days of any request therefor from an Investor accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Depositary irrevocable instructions that the Depositary shall make a new, unlegended entry for such book entry Purchased ADSs, and (B) cause its counsel to deliver to the Depositary one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Depositary to effect the removal of the legend in accordance with the provisions of this Agreement. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 7.4, it will, within two (2) Trading Days of receipt from the Investor by the Company and the Depositary of customary representations and other documentation reasonably acceptable to the Company and the Depositary in connection therewith, deliver or cause to be delivered to such Investor a certificate representing such Purchased ADSs (or uncertificated interest therein) that is free from all restrictive and other legends. Purchased ADSs subject to legend removal hereunder may be transmitted by the Depositary to the Investor by crediting the account of the Investor’s prime broker with the DTC System as directed by such Investor. The Company shall be responsible for the fees of its Depositary and all DTC fees associated with such issuance.

(c)
Each Investor, severally and not jointly with the other Investors, agrees with the Company (i) that such Investor will sell any Purchased ADSs only pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Purchased ADSs are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the effective date of the registration statement covering the resale of the Purchased ADSs, such registration statement ceases to be effective and the Company has provided notice to such Investor to that effect, such Investor will sell Purchased ADSs only in compliance with an exemption from the registration requirements of the 1933 Act.

7.5
Subsequent Equity Sales.

(a)
The Company shall not, without the consent of the Required Investors, (i) from the date hereof until sixty (60) days after the date hereof, (A) issue ADSs, Ordinary Shares or Ordinary Share Equivalents or (B) effect a reverse stock split, recapitalization, share consolidation, reclassification or similar transaction affecting the outstanding Ordinary Shares or, (ii) from the date hereof until forty-five days (45) after the date hereof, file with the SEC a registration statement under the 1933 Act relating to any ADSs, Ordinary Shares or Ordinary Share Equivalents, except pursuant to the terms of the Registration Rights Agreement. Notwithstanding the foregoing, the provisions of this Section 7.5 shall not apply to (v) the issuance of the Purchased ADSs hereunder, (w) the issuance of ADSs, Ordinary Shares or Ordinary Share Equivalents upon the conversion or exercise of any securities of the Company outstanding on the date hereof or outstanding pursuant to clause (x) or (z) below, (x) the issuance of any ADSs, Ordinary Shares or Ordinary Share Equivalents pursuant to any Company stock-based compensation plans or in accordance with Nasdaq Stock Market Rule 5635(c)(4), (y) the filing of a registration statement on Form S-8 under the 1933 Act to register the offer and sale of securities on an equity incentive plan or employee stock purchase plan or (z) the issuance of any ADSs, Ordinary Shares or Ordinary Share Equivalents in connection with a transaction with an unaffiliated third party that includes a debt financing or a bona fide commercial relationship (including any joint venture, marketing or distribution arrangement, strategic alliance, collaboration agreement or corporate partnering, intellectual property license agreement or acquisition agreement or other strategic transaction with the Company); provided, however, that the aggregate number of Ordinary Shares (including the Ordinary Shares represented by ADSs) issued pursuant to clause (z) during the restricted period shall not exceed 10% of the total number of shares of Ordinary Shares issued and outstanding immediately following the Closing.

(b)
The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Purchased ADSs in a manner that would require the registration under the 1933 Act of the sale of the Purchased ADSs to the Investors, or that will be integrated with the offer or sale of the Purchased ADSs for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

7.6
Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Investor) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Placement Agents.

7.7
Short Sales and Confidentiality After the Date Hereof. Each Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will trade in the securities of the Company and will not execute any Short Sales during the period from the date hereof until the earlier of such time as (a) both (i) the transactions contemplated by this Agreement are first publicly announced and (ii) all material information set forth in the Disclosure Schedule have been publicly disclosed by the Company or (b) this Agreement is terminated in full. Each Investor covenants that until such time (x) as all material terms of the sale of the Purchased ADSs to the Investors pursuant to this Agreement are publicly disclosed by the Company, such Investor and its Affiliates will maintain the confidentiality of the existence and terms of this Agreement and (y) as all material information set forth in the Disclosure Schedule are publicly disclosed by the Company, such Investor and its Affiliates will maintain the confidentiality of all information included on the Disclosure Schedule, other than, in each case, to such Person’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law. Each Investor understands and acknowledges that the SEC currently takes the position that coverage of Short Sales of ADSs or Ordinary Shares “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the Securities Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

8.
Survival and Indemnification.

8.1
Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

8.2
Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisers and agents, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person solely to the extent such amounts have been finally judicially determined not to have resulted from such Person’s fraud or willful misconduct.

8.3
Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (iii) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.

9.
Miscellaneous.

9.1
Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or each of the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Purchased ADSs in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors, provided such assignee agrees in writing to be bound by the provisions hereof that apply to Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Ordinary Shares (including the Ordinary Shares represented by ADSs) are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Purchased ADSs” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.3
Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4
Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by facsimile or e-mail, then such notice shall be deemed given upon receipt of confirmation of complete facsimile transmittal or confirmation of receipt of an e-mail transmission, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

Amryt Pharma plc
45 Mespil Road
Dublin 2, Ireland
Attention: Rory P. Nealon
Email: rory.nealon@amrytpharma.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York, 10166
Attention: Boris Dolgonos
Email: bdolgonos@gibsondunn.com

If to the Investors:

Only to the addresses set forth on the signature pages hereto.

9.5
Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and each Investor has relied on the advice of its own respective counsel.

9.6
Amendments and Waivers. Prior to Closing, no amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. Following the Closing, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Investors. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Investor without the written consent of such Investor unless such amendment or waiver applies to all Investors in the same fashion. Any amendment or waiver effected in accordance with this paragraph shall be binding upon (a) prior to Closing, each Investor that signed such amendment or waiver and (b) following the Closing, each holder of any Purchased ADSs purchased under this Agreement at the time outstanding, and in each case, each future holder of all such Purchased ADSs and the Company.

9.7
Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investors without the prior consent of the Company, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investors shall allow the Company reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, each Investor may identify the Company and the value of such Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company (including, for the avoidance of doubt, filings pursuant to Sections 13 and 16 of the 1934 Act). The Company shall not include the name of any Investor or any Affiliate or investment adviser of such Investor in any press release or public announcement (which, for the avoidance of doubt, shall not include any SEC Filing to the extent such disclosure is required by SEC rules and regulations) without the prior written consent of such Investor. By 8:30 a.m. (New York City time) on the Business Day following the date this Agreement is executed, the Company shall issue one or more press releases disclosing all material terms of the transactions contemplated by this Agreement and any other material nonpublic information that the Company may have provided any Investor at any time prior to the filing of such press releases (the “Press Releases”). From and after the issuance of the Press Releases, no Investor shall be in possession of any material nonpublic information received from the Company, its Subsidiaries or any of their respective officers, directors, employees or agents (including the Placement Agents). No later than 5:30 p.m. (New York City time) on the fourth Business Day following the date this Agreement is executed, the Company will file a Report on Form 6-K attaching or disclosing the details of the press release(s) described in the foregoing sentence as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq. The Company shall not, and shall cause each of its officers, directors, employees and agents not to, provide any Investor with any such material nonpublic information regarding the Company from and after the filing of the Press Releases without the express prior written consent of such Investor.

9.8
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9
Benefit of Agreement. Each Placement Agent is an intended third-party beneficiary of the representations and warranties of the Company and of each Investor set forth in Section 4 and Section 5, respectively.

9.10
Entire Agreement. This Agreement, including the signature pages, Exhibits, the other Transaction Documents and the confidentiality agreement between the Company and each Investor constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.11
Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.12
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

9.13
Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Purchased ADSs pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Purchased ADSs or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among the Investors.

9.14
Exculpation of the Placement Agents. Each party hereto acknowledges that it has read the notices available on Exhibit E hereto and agrees for the express benefit of the Placements Agents and their respective Affiliates and representatives that:

(a)
none of the Placement Agents, their respective Affiliates or any of their respective representatives (i) has any duties or obligations other than those specifically set forth herein or in the engagement letter, dated as of December 3, 2020 (the “Engagement Letter”), among the Company and the Placement Agents; (ii) shall be liable for any improper payment made in accordance with the information provided by the Company; (iii) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or any other Transaction Document or in connection with any of the transactions contemplated hereby and thereby; or (iv) shall be liable (A) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any other Transaction Document or (B) for anything which any of them may do or refrain from doing in connection with this Agreement or any other Transaction Document, except in each case for such party’s own gross negligence, willful misconduct or bad faith.

(b)
The Placement Agents, their respective Affiliates and their respective representatives shall be entitled to (i) rely on, and shall be protected in acting upon, any certificate, instrument, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (ii) be indemnified by the Company for acting as the Placement Agents hereunder pursuant to the indemnification provisions set forth in the Engagement Letter.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	AMRYT PHARMA PLC

	By:	/s/ Rory Nealon
		Name:	Rory Nealon
		Title:	Chief Financial Officer and Chief Operating Officer

INVESTOR:	AQUILO CAPITAL, L.P.

	By:	/s/ Marc Schneidman
		Name:	Marc Schneidman
		Title:	Managing Member, Aquilo Capital Management, LLC, General Partner

AQUILO CAPITAL LO, L.P.

By:	/s/ Marc Schneidman
	Name:	Marc Schneidman
	Title:	Managing Member, Aquilo Capital Management, LLC, General Partner

STONEPINE CAPITAL, LP

By:	/s/ Timothy P. Lynch
	Name:	Timothy P. Lynch
	Title:	Managing Member of the General Partner

[Signature Page to Securities Purchase Agreement]

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.

By:	Highbridge Capital Management, LLC

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director, Co-CIO

TB AMATI UK SMALLER COMPANIES FUND, A SUB-FUND OF TB AMATI INVESTMENT FUNDS

By:	/s/ Paul Jourdan
	Name:	Paul Jourdan
	Title:	CEO, Amati Global Investors Limited, Investment Manager of the TB Amati UK Smaller Companies Fund, a sub-fund of TB Amati Investment Funds

ATHYRIUM OPPORTUNITIES II ACQUISITION 2 LP

By:	Athyrium Opportunities Associates II LP, its general partner

By:	Athyrium GP Holdings LLC, the general partner of Athyrium Opportunities Associates II LP

By:	/s/ Andrew C. Hyman
	Name:	Andrew C. Hyman
	Title:	Authorized Signatory

[Signature Page to Securities Purchase Agreement]

BEMAP MASTER FUND LTD

By:	Funds affiliated with Monashee Investment Management, LLC

By:	/s/ Krista Librett
	Name:	Krista Librett
	Title:	Operations Manager – Monashee

MONASHEE SOLITARIO FUND LP

By:	Funds affiliated with Monashee Investment Management, LLC

By:	/s/ Krista Librett
	Name:	Krista Librett
	Title:	Operations Manager – Monashee

MONASHEE PURE ALPHA SPV I LP

By:	Funds affiliated with Monashee Investment Management, LLC

By:	/s/ Krista Librett
	Name:	Krista Librett
	Title:	Operations Manager – Monashee

SFL SPV I LP

By:	Funds affiliated with Monashee Investment Management, LLC

By:	/s/ Krista Librett
	Name:	Krista Librett
	Title:	Operations Manager – Monashee

BESPOKE ALPHA MAC MIM LP

By:	Funds affiliated with Monashee Investment Management, LLC

By:	/s/ Krista Librett
	Name:	Krista Librett
	Title:	Operations Manager – Monashee

DS LIQUID DIV RVA MON LLC

By:	Funds affiliated with Monashee Investment Management, LLC

By:	/s/ Krista Librett
	Name:	Krista Librett
	Title:	Operations Manager – Monashee

[Signature Page to Securities Purchase Agreement]

SilverArc Capital Management, LLC, in its capacity as investment adviser to:

SILVERARC CAPITAL ALPHA FUND I, L.P.

SILVERARC CAPITAL ALPHA FUND II, L.P.

2B LLC

By:	/s/ Andrew Timpson
	Name:	Andrew Timpson
	Title:	Chief Operating Officer
SilverArc Capital Management, LLC

WALLEYE OPPORTUNITIES MASTER FUND LTD

By:	/s/ Andrew Carney
	Name:	Andrew Carney
	Title:	CEO

HIGHLAND FUNDS I, on behalf of its series Highland Healthcare Opportunities Fund

By:	/s/ Lauren Thedford
	Name:	Lauren Thedford
	Title:	Secretary

NEXPOINT CAPITAL, INC.
By:	/s/ Lauren Thedford
	Name:	Lauren Thedford
	Title:	Secretary

THE ELEVEN FUND LLC

By:	/s/ Hart Wasko
	Name:	Hart Wasko
	Title:	Manager

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Schedule of Investors

Investor Name	Number of ADSs to be Purchased	Aggregate Purchase Price of ADSs
Aquilo Capital, L.P.	718,640	$8,983,000.00
Aquilo Capital LO, L.P.	81,360	$1,017,000.00
Stonepine Capital, LP	800,000	$10,000,000.00
Highbridge Tactical Credit Master Fund, L.P.	440,000	$5,500,000.00
TB Amati UK Smaller Companies Fund, a sub-fund of TB Amati Investment Funds	400,000	$5,000,000.00
Athyrium Opportunities II Acquisition 2 LP	200,000	$2,500,000.00
BEMAP Master Fund Ltd	60,563	$757,037.50
Monashee Solitario Fund LP	37,141	$464,262.50
Monashee Pure Alpha SPV I LP	33,885	$423,562.50
SFL SPV I LP	9,841	$123,012.50
Bespoke Alpha MAC MIM LP	9,422	$117,775.00
DS Liquid Div RVA MON LLC	49,148	$614,350.00
SilverArc Capital Alpha Fund I, L.P.	11,148	$139,350.00
SilverArc Capital Alpha Fund II, L.P.	101,100	$1,263,750.00
2B LLC	7,752	$96,900.00
Walleye Opportunities Master Fund Ltd	120,000	$1,500,000.00
Highland Funds I	40,000	$500,000.00
NexPoint Capital, Inc.	40,000	$500,000.00
The Eleven Fund LLC	40,000	$500,000.00
TOTAL	3,200,000	$40,000,000.00
A-1

EXHIBIT B

Form of Registration Rights Agreement

B-1

EXHIBIT C

Investor Questionnaire

C-1

EXHIBIT D

Form of Lock-Up Agreement

D-1

EXHIBIT E

Placement Agent Notices

Cantor Fitzgerald & Co.

Cantor Fitzgerald & Co. (“Cantor”), one of our placement agents in this offering, entered into an Offer of Settlement with the Commodity Futures Trading Commission and acknowledged service of an Order Instituting Proceedings Pursuant to Sections 6(c) and 6(d) of the Commodity Exchange Act, Making Findings and Imposing Remedial Sanctions on February 22, 2011 (the “2011 Order”) whereby our Managing-Broker-Dealer consented to the issuance of the 2011 Order. The 2011 Order alleged that an employee of Cantor engaged in wash sales and non-competitive trades in violation of Section 4c(a) of the Commodity Exchange Act, 7 U.S.C. Section 6c(a) (2006) (the “Commodity Act”) and Commission Regulation (the “Commodity Regulation”) 1.38(a), pursuant to Section 2(a)(1)(B) of the Commodity Act and Commodity Regulation 1.2. The 2011 Order provided, among other requirements, that Cantor pay a civil monetary penalty of $100,000 plus post-judgment interest.

Canaccord Genuity LLC

In connection with the private placement by Amryt Pharma plc of American Depositary Shares, each representing five ordinary shares, nominal value £0.06 per share (the “Private Placement”), with respect to which Canaccord Genuity LLC (“Canaccord”) has acted as placement agent, Canaccord makes the following disclosure:

On March 24, 2016, the Securities and Exchange Commission (“SEC”) Division of Corporation Finance, pursuant to delegated authority, granted a waiver to Canaccord from the bad actor provisions of Rule 506(d) of Regulation D and Rule 262 of Regulation A under the Securities Act of 1933 (“Securities Act”) that would otherwise apply to Canaccord due to an SEC administrative order issued on the same day. In the administrative order, Canaccord, without admitting or denying any allegations, was ordered to cease and desist from violations of Section 5 of the Securities Act based on the initiation of research coverage for an issuer after Canaccord had been invited by the issuer to participate as an underwriter for a secondary stock offering that was planned for approximately one month later. Canaccord was ordered to pay $407,481 in disgorgement, $42,717 in prejudgment interest, and $100,000 in civil money penalties.

E-1